Exhibit 21.1

AMERICAN PHYSICIANS SERVICE GROUP, INC.

LIST OF SUBSIDIARIES

AS OF DECEMBER 31, 2006

APS Investment Services, Inc.

APS Financial, Inc.

APS Asset Management. Inc.

APS Insurance Services, Inc.

APS Facilities Management, Inc. dba APMC Insurance Services, Inc.

APSFM, Inc.

American Physicians Insurance Agency, Inc.

APSC, Inc.

APS Professional Liability Insurance Agency, Inc.

FMI Partners, Ltd.

American Physicians Management Consulting, Inc.

APMC Financial Services, Inc.

APS Capital Corporation